Exhibit 99(g)(2)

FORM OF

INVESTMENT CO-ADVISORY AGREEMENT

BY AND AMONG

NSAM B-RECF LTD.,

NSAM US-RECF LLC

AND

NORTHSTAR REAL ESTATE CAPITAL INCOME MASTER FUND

This Investment Co-Advisory Agreement (this “Agreement”) is made as of      , 2016, by and among NSAM B-RECF Ltd., a Bermuda exempted limited company (the “Advisor”), NSAM US-RECF LLC, a Delaware limited liability company (the “Co-Advisor”), and NorthStar Real Estate Capital Income Master Fund, a Delaware statutory trust (the “Company”) that is registered under the Investment Company Act of 1940, as amended (the “1940 Act”) as a non-diversified, closed-end management investment company.

WHEREAS, the Advisor and the Co-Advisor are investment advisers that are or will be registered under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and engage in the business of providing investment management services;

WHEREAS, the Advisor has been retained to act as the investment adviser to the Company, pursuant to an Investment Advisory Agreement dated as of the date hereof (the “Advisory Agreement”), a copy of which is attached hereto as Exhibit A;

WHEREAS, the Advisory Agreement permits the Advisor, subject to the supervision and direction of the Company’s board of trustees (the “Board of Trustees”), to obtain the services of an investment co-adviser to assist the Advisor in fulfilling its duties thereunder, subject to the requirements of the 1940 Act; and

WHEREAS, the Advisor desires to retain the Co-Advisor to assist it in fulfilling certain of its obligations under the Advisory Agreement, and the Co-Advisor is willing to render such services subject to the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter contained and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Advisor, the Co-Advisor and the Company hereby agree as follows:

INVESTMENT ADVISORY SERVICES

1.            Investment Advisory Duties of the Co-Advisor.

(a)          Retention of Co-Advisor.  The Company and the Advisor hereby engage the Co-Advisor to act as the investment co-adviser to the Company and to assist the Advisor in managing the investment and reinvestment of the assets of the Company, subject to the supervision of the Board of Trustees and the Advisor, for the period and upon the terms herein set forth, in accordance with:

(i)          the investment objectives, strategies, policies and restrictions that are set forth in the Company's offering document on Form N-2 filed with the Securities and Exchange Commission (the "SEC"), as amended from time to time (the "Offering Statement"), the Company's prospectus that forms a part of the Offering Statement, as amended and supplemented (the "Prospectus"), and/or the Company's periodic reports filed with the SEC from time to time;

(ii)         during the term of this Agreement, all other applicable federal and state laws, rules and regulations, and the Company's declaration of trust (the "Declaration of Trust") and bylaws (the "Bylaws"), in each case as may be amended from time to time;

(iii)        such investment policies, directives, regulatory restrictions as the Company may from time to time establish or issue and communicate to the Co-Advisor in writing; and

(iv)        the Company's compliance policies and procedures as applicable to the Co-Advisor and as administered by the Company's chief compliance officer.

(b)          Responsibilities of Co-Advisor.  Without limiting the generality of the foregoing, the Co-Advisor shall, during the term and subject to the provisions of this Agreement, perform certain day-to-day operations of the Company at the request of the Advisor which may include one or more of the following services:

(i)          determine the composition and allocation of the Company's investment portfolio, the nature and timing of any changes therein and the manner of implementing such changes;

(ii)         establish and maintain criteria to identify, evaluate and negotiate the structure of the Company's investments;

(iii)        perform due diligence on prospective investments;

(iv)        execute, close, service and monitor the Company's investments;

(v)         perform, oversee and supervise the various management and operational functions relating to the Company's investments, including any subsidiaries or joint ventures;

(vi)        perform or supervise other parties in performing due diligence on prospective investments recommended by the Advisor or the Co-Advisor;

(vii)       determine the securities and other assets that the Company shall purchase, retain or sell;

(viii)      provide the Company with such other investment advisory, research and related services as the Company may, from time to time, reasonably request or require for the investment of its funds; and

(ix)         furnish the Company with office facilities and equipment.

(c)          Power and Authority.  To facilitate the Co-Advisor's performance of these undertakings, but subject to the restrictions contained herein, the Company hereby delegates to the Co-Advisor, and the Co-Advisor hereby accepts, the power and authority to act on behalf of the Company to effectuate investment decisions made by the investment committee of the Advisor for the Company, including the execution and delivery of all documents relating to the Company's investments and the placing of orders for other purchase or sale transactions on behalf of the Company.  In the event that the Company determines to acquire debt financing or another form of borrowing, the Co-Advisor shall, at the request of the Advisor, use commercially reasonable efforts to arrange or assist in arranging for such financing or borrowing on the Company's behalf, subject to the oversight and approval of the Board of Trustees and the Advisor.  In the event that the Company determines that it is necessary to make investments on behalf of the Company through a subsidiary (each, a "Subsidiary"), the Co-Advisor shall have the authority to (i) create, or arrange for the creation of, such Subsidiary, (ii) manage the Subsidiary and its investments, and, to the extent necessary, enter into a separate investment advisory agreement with such Subsidiary, (iii) create, or arrange for the creation, of special purpose vehicles through which the Subsidiary may invest and (iv) take any other actions with respect the Subsidiary that the Co-Advisor deems, in its sole discretion, appropriate. If it is necessary for the Co-Advisor to make investments on behalf of the Company through a special purpose vehicle, either directly or through a Subsidiary, the Co-Advisor shall have authority to create, or arrange for the creation of, such special purpose vehicle and to make investments through such special purpose vehicle in accordance with applicable law.  The Company also grants to the Co-Advisor power and authority to engage in all activities and transactions (and anything incidental thereto) that the Co-Advisor deems, subject to the Advisor's consent, appropriate, reasonably necessary or advisable to carry out its duties pursuant to this Agreement. Notwithstanding the foregoing, the Advisor shall retain the ultimate discretion regarding all investment decisions for the Company.

(d)          Acceptance of Appointment.  The Co-Advisor hereby accepts such appointment and agrees during the term hereof to render the services described herein for the compensation provided herein, subject to the limitations contained herein.

(e)          Record Retention.  Subject to review by, and the overall control of, the Board of Trustees, the Co-Advisor shall maintain and keep all books, accounts and other records of the Co-Advisor that relate to investment advisory activities performed by the Co-Advisor hereunder as required under the 1940 Act and the Advisers Act.  The Co-Advisor shall at all reasonable times have access to the books and records of the Company.  The Co-Advisor agrees that all records that it maintains and keeps for the Company shall at all times remain the property of the Company, shall be readily accessible during normal business hours, and shall be promptly surrendered to the Company upon the termination of this Agreement or otherwise on written request by the Company.  The Co-Advisor further agrees that the records that it maintains and keeps for the Company shall be preserved in the manner and for the periods prescribed by the 1940 Act, unless any such records are earlier surrendered as provided above.  The Co-Advisor shall have the right to retain copies, or originals where required by Rule 204-2 promulgated under the Advisers Act, of such records to the extent required by applicable law, subject to observance of its confidentiality obligations under this Agreement.  The Co-Advisor shall maintain records of the locations where books, accounts and records are maintained among the persons and entities providing services directly or indirectly to the Co-Advisor or the Company.

2.            Expenses Payable by the Company.

(a)          Co-Advisor Personnel.  All investment personnel of the Co-Advisor, when and to the extent engaged in providing investment advisory services and managerial assistance hereunder, and the compensation and routine overhead expenses of such personnel allocable to such services, shall be provided and paid for by the Co-Advisor and not by the Company.

(b)          Costs.  Subject to the limitations on expense reimbursement of the Advisor as set forth in Section 2(c) below, the Company, either directly or through reimbursement to the Advisor or the Co-Advisor, as applicable, shall bear all costs and expenses of its operations and its investment transactions, including without limitation, expenses relating to: expenses deemed to be "organization and offering expenses" of the Company for purposes of Conduct Rule 5110(c) of the Financial Industry Regulatory Authority (for purposes of this Agreement, such expenses, exclusive of commissions, the dealer manager fee and any discounts, are hereinafter referred to as "Organization and Offering Expenses"); corporate and organizational expenses relating to borrowings and offerings of the Company's shares of beneficial interest ("Shares") and other securities and incurrences of any indebtedness, subject to limitations included in this Agreement; the cost of calculating the Company's net asset value, including the cost of any third-party valuation services; the cost of effecting sales and repurchases of the Shares and other securities; investment advisory fees of the Advisor and the Co-Advisor; fees payable to third parties relating to, or associated with, making, monitoring and disposing of investments and valuing investments and enforcing contractual rights, including fees and expenses associated with performing due diligence reviews of prospective investments; the fees, costs and operating expenses relating to a Subsidiary; the fees and costs relating to any special purpose vehicles formed to make investments on behalf Company either directly or through a Subsidiary; research and market data (including news and quotation equipment and services, and any computer hardware and connectivity hardware (e.g., telephone and fiber optic lines) incorporated into the cost of obtaining such research and market data); transfer agent and custodial fees; fees and expenses associated with the Company's marketing efforts; interest payable on debt, if any, incurred to finance the Company's investments; federal and state registration fees; federal, state and local taxes; the fees and expenses of any trustees of the Company who are not affiliated persons (as defined in the 1940 Act) of the Advisor, the Co-Advisor or any other future co-advisor; costs of proxy statements, shareholders' reports and notices; fidelity bond, trustees and officers/errors and omissions liability insurance and other insurance premiums; direct costs such as printing, mailing, long distance telephone and staff costs; fees and expenses associated with independent audits and outside legal costs, including compliance with the Sarbanes-Oxley Act of 2002; costs associated with the Company's reporting and compliance obligations under the 1940 Act and applicable federal and state securities laws; brokerage commissions for the Company's investments; and all other fees and expenses incurred by the Advisor or the Company in connection with administering the Company's business, including all fees and expenses incurred by the Advisor in performing its obligations under this Agreement and the reimbursement of the allocable portion of the compensation of the Company's chief financial officer, chief compliance officer and administrative support, to the extent they are not controlling persons of the Advisor, the Co-Advisor or any of their affiliates, subject to the limitations included in this Agreement.

(c)          Reimbursement.  Expenses incurred by the Co-Advisor on behalf of the Company and payable pursuant to this section shall be reimbursed by the Company for its expenses incurred in accordance with this Section 2 promptly following its request therefor, but in no event later than 30 business days following such request.  The Co-Advisor shall prepare a statement documenting the expenses of the Company and the calculation of the reimbursement and shall deliver such statement to the Company prior to full reimbursement.

(d)          During any period that the Company does not have available capital (“Available Capital”) sufficient to reimburse both the Co-Advisor and the Advisor in full for any outstanding expenses incurred by the Co-Advisor pursuant to Sections 2(a), 2(b) and 9 of this Agreement and by the Advisor pursuant to the Sections 2(a), 2(b) and 9 of the Advisory Agreement, respectively (the “Reimbursable Expenses”), the Company shall distribute such Available Capital pro rata, calculated based on the outstanding Reimbursable Expenses of the Advisor and Co-Advisor, to the Co-Advisor and the Advisor until each shall have had all of its then current Reimbursable Expenses repaid; provided, that any outstanding Reimbursable O&O Expenses (as defined in the Advisory Agreement) due to the Advisor shall be repaid in full before any other Reimbursable Expenses hereunder or under the Advisory Agreement.

3.            Compensation of the Co-Advisor.  In consideration for the Co-Advisor’s services hereunder, with respect to each Term Year (as defined herein), the Advisor shall pay the Co-Advisor the fee described herein, payable quarterly in arrears (within five (5) business days of when fees are paid by the Company to the Advisor, but in no event more than thirty (30) calendar days following the applicable calendar quarter with respect to which such fees are payable).

(a)          With respect to any fees payable by the Company to the Advisor (and not waived) during a Term Year (including, without limitation, the Base Management Fees and Incentive Fees, as such terms are defined in the Advisory Agreement, collectively referred to herein as the “Advisory Fees”), the Co-Advisor shall be entitled to receive up to 50% of any such amounts. For the avoidance of doubt, this includes Incentive Fees payable to the Advisor in connection with the orderly liquidation of the Company’s assets. In addition, up to 50% of any other payment from a third party (not including the Company) to the Advisor in connection with the Company’s portfolio or any transaction involving the Company’s portfolio, including a liquidity event, as such term is described in the Offering Statement, shall be paid to the Co-Advisor.

(b)          In the event that this Agreement is terminated other than at the end of a calendar year, for purposes of determining fees payable to the Co-Advisor under this Section 3 during the Term Year in which such termination occurs, the Advisory Fees payable to the Advisor shall be calculated as if the Advisory Agreement terminated as of the termination date of this Agreement.

(c)          Waiver or Deferral of Fees.  The Co-Advisor may elect to defer or waive all or a portion of the fee described in Section 3(a) hereof that would otherwise be paid to it.  Prior to the payment of any fee to the Co-Advisor, the Advisor shall obtain written instructions from the Co-Advisor with respect to any deferral or waiver of any portion of such fees.  Any portion of a deferred fee payable to the Co-Advisor and not paid over to the Co-Advisor with respect to any month, calendar quarter or year shall be deferred without interest and may be paid over in any such other month prior to the occurrence of the termination of this Agreement or a liquidity event, as the Co-Advisor may determine upon written notice to the Advisor.

For purposes of this Agreement, a “Term Year” shall mean each annual period beginning on the effective date of this Agreement or anniversary thereof, and ending on the day prior to the anniversary of the effective date of this Agreement.

4.            Covenant of the Co-Advisor.

(a)          Registration of Co-Advisor.  The Co-Advisor covenants that it will be registered as an investment adviser under the Advisers Act as of the date the Company commences investment operations and will maintain such registration until the expiration or termination of this Agreement.  The Co-Advisor agrees that its activities will at all times be in compliance in all material respects with all applicable federal and state laws governing its operations and investments.

5.            Brokerage Commissions; Front End Fees.

(a)          Brokerage Commissions.  The Co-Advisor is hereby authorized, to the fullest extent now or hereafter permitted by law, including in accordance with Financial Industry Regulatory Authority Rule 5110, to cause the Company to pay a member of a national securities exchange, broker or dealer an amount of commission for effecting a securities transaction, excluding the sale of securities of the Company, in excess of the amount of commission another member of such exchange, broker or dealer would have charged for effecting that transaction, if the Co-Advisor determines in good faith, taking into account factors, including without limitation, price (including the applicable brokerage commission or dealer spread), size of order, difficulty of execution, and operational facilities of the firm and the firm's risk and skill in positioning blocks of securities, that such amount of commission is reasonable in relation to the value of the brokerage and/or research services provided by such member, broker or dealer, viewed in terms of either that particular transaction or its overall responsibilities with respect to the Company's portfolio, and is consistent with the Co-Advisor's duty to seek the best execution on behalf of the Company.  Notwithstanding the foregoing, with regard to transactions with or for the benefit of the Company, the Co-Advisor may not pay any commission or receive any rebates or give-ups, nor participate in any business arrangements which would circumvent this restriction.

ADMINISTRATIVE SERVICES

6.            Administrative Duties of the Co-Advisor.

(a)          Engagement of the Co-Advisor.  The Company and the Advisor hereby engage and retain the Co-Advisor to assist the Advisor with furnishing, or arranging for others to furnish, the administrative services, personnel and facilities described below for the period and on the terms and conditions set forth in this Agreement.  The Co-Advisor hereby accepts such engagement and retention and agrees during such period to render, or arrange for the rendering of, such services and to assume the obligations herein set forth, subject to the reimbursement of costs and expenses provided for below.  The Co-Advisor, and any others with whom the Co-Advisor subcontracts to provide the services set forth herein, shall for all purposes herein be deemed to be independent contractors of the Company and shall, unless otherwise expressly provided or authorized herein, have no authority to act for or represent the Company or the Advisor in any way or otherwise be deemed agents of the Company or the Advisor.

(b)          Services.  At the request of the Advisor, the Co-Advisor shall perform (or oversee, or arrange for, the performance of) the administrative services necessary for the operation of the Company.  Without limiting the generality of the foregoing, the Co-Advisor shall:

(i)          provide the Company with clerical, bookkeeping, accounting and recordkeeping services, legal services, and shall provide all such other administrative services as the Administrator and the Company shall from time to time determine to be necessary or useful to perform its obligations under this Agreement;

(ii)         on behalf of the Company, enter into agreements and/or conduct relations with custodians, depositories, transfer agents, distribution payment agents, shareholder servicing agents, accountants, auditors, tax consultants, advisers and experts, investment advisers, compliance officers, escrow agents, attorneys, dealer-managers, brokers and dealers, investor custody and share transaction clearing platforms, marketing, sales and advertising materials contractors, public relations firms, investor communication agents, printers, insurers, banks, independent valuation firms, and such other persons in any such other capacity deemed to be necessary or desirable by the Co-Advisor, the Advisor and the Company;

(iii)        have the authority, subject to the approval of the Board of Trustees, to enter into, among the Company and a third-party, one or more administration agreements, pursuant to which the Company may obtain certain administrative services, and for which the Company may pay a separate fee;

(iv)        make reports to the Board of Trustees of the performance of its obligations under this Section 6;

(v)         furnish advice and recommendations with respect to such other aspects of the administration of the Company's business and affairs as the Advisor and/or the Co-Advisor reasonably shall determine to be desirable;

(vi)        assist the Company in the preparation of the financial and other records that the Company is required to maintain and the preparation, printing and dissemination of reports that the Company is required to furnish to shareholders, and reports and other materials filed with the SEC, and states and jurisdictions where any offering of the Company's Shares or other securities is registered or otherwise reported and there is a duty to file information with one or more states on an ongoing basis;

(vii)       monitor the Company's compliance with the asset coverage requirements of Section 18 of the 1940 Act and the applicable requirements of the Internal Revenue Code of 1986, as amended (the "Code");

(viii)      monitor each Subsidiary's compliance with the applicable requirements of the Code;

(ix)         assist the Company and the Advisor in determining and publishing the Company's net asset value in accordance with the Company's policy as adopted from time to time by the Board of Trustees, oversee the preparation and filing of the Company's tax returns, and generally oversee and monitor the payment of the Company's expenses; and

(x)          oversee the performance of administrative and other professional services rendered to the Company by others.

7.           Records.  Subject to review by, and the overall control of, the Board of Trustees and the Advisor, the Co-Advisor shall maintain and keep all books, accounts and other records of the Co-Advisor that relate to investment advisory activities and administrative services performed by the Co-Advisor hereunder as required under the 1940 Act and the Advisers Act.  The Co-Advisor agrees that all records that it maintains and keeps for the Company shall at all times remain the property of the Company, shall be readily accessible during normal business hours, and shall be promptly surrendered to the Company upon the termination of this Agreement or otherwise on written request by the Company.  The Co-Advisor further agrees that the records that it maintains and keeps for the Company shall be preserved in the manner and for the periods prescribed by the 1940 Act, unless any such records are earlier surrendered as provided above.  The Co-Advisor shall have the right to retain copies, or originals where required by Rule 204-2 promulgated under the Advisers Act, of such records to the extent required by applicable law, subject to observance of its confidentiality obligations under this Agreement.  The Co-Advisor shall maintain records of the locations where books, accounts and records are maintained among the persons and entities providing services directly or indirectly to the Co-Advisor or the Company.

8.          Confidentiality.  The parties hereto agree that each shall treat confidentially all information provided by each party to the other regarding its business and operations and shall treat any such information provided by any other investment co-adviser to the Company the same.  All confidential information provided by a party hereto or any investment co-adviser, including all "nonpublic personal information," as defined under the Gramm-Leach-Bliley Act of 1999 (Public law 106-102, 113 Stat. 1138), shall be used by the other party hereto solely for the purpose of rendering services pursuant to this Agreement or any other agreement between or among the parties hereto for the provision of services to the Company.  Except as may be required in carrying out this Agreement, confidential information under this Section 8 shall not be disclosed to any third party, without the prior consent of such providing person, except that such confidential information may be disclosed to an affiliate or agent of the disclosing person to be used for the sole purpose of rendering services pursuant to this Agreement or any other agreement between or among the parties hereto for the provision of services to the Company.  The foregoing shall not be applicable to any information that is publicly available when provided or thereafter becomes publicly available other than through a breach of this Agreement, or that is required to be disclosed to any regulatory authority, by judicial or administrative process or otherwise by applicable law or regulation.

9.            Allocation of Costs and Expenses.  The Company shall bear all costs and expenses for the administration of its business and shall reimburse the Co-Advisor for any such costs and expenses that have been paid by the Co-Advisor, or by any affiliate thereof, on behalf of the Company on the terms and conditions set forth in Section 6.  These costs and expenses shall include, but not be limited to:

(a)          trust and organizational expenses relating to borrowings and offerings of the Shares and the Company's other securities and incurrences of indebtedness, subject to limitations included in this Agreement;

(b)          the cost of calculating the Company's net asset value, including the cost and expenses of any third-party valuation services;

(c)          the cost of effecting sales and repurchases of the Shares and any other securities of the Company;

(d)          expenses incurred by the Co-Advisor or any affiliate thereof payable to third parties, including agents, consultants or other advisors (such as accountants and legal counsel);

(e)          fees payable to third parties relating to, or associated with, making, monitoring and disposing of investments, and valuing investments and enforcing contractual rights, including fees and expenses associated with performing due diligence reviews of prospective investments;

(f)           professional fees relating to investments, including expenses of consultants, investment bankers, attorneys, accountants and other experts;

(g)          fees payable to third parties relating to, or associated with, making, monitoring, servicing and disposing of a Subsidiary's investments, and valuing investments and enforcing contractual rights, including fees and expenses associated with performing due diligence reviews of prospective investments for a Subsidiary;

(h)          fees, expenses, and costs relating to or associated with software tools, programs or other technology (including risk management software, fees to risk management services providers, third-party software licensing, implementation, data management and recovery services and custom development costs);

(i)           research and market data (including news and quotation equipment and services, and any computer hardware and connectivity hardware (e.g., telephone and fiber optic lines) incorporated into the cost of obtaining such research and market data);

(j)           all costs and charges for equipment or services used in communicating information regarding the Company's transactions among the Co-Advisor and any custodian or other agent engaged by the Company

(k)          all costs associated with the provision of information technology services;

(l)           federal and any state registration or notification fees;

(m)          the costs of preparing, printing and mailing reports and other communications, including tender offer correspondence, proxy statements, shareholder reports and notices or similar materials, to shareholders;

(n)          interest payable on debt, if any, incurred to finance the Company's investments;

(o)          transfer agent and custodial fees;

(p)          fees and expenses associated with the Company's marketing efforts (including travel and attendance at investment conferences and similar events);

(q)          all costs of registration and listing the Company's securities on any securities exchange;

(r)           federal, state and local taxes;

(s)          fees and expenses of Independent Trustees (as defined below);

(t)           overhead costs, including rent, office supplies, utilities and capital equipment;

(u)          costs of preparing and filing reports or other documents required by the SEC or any other governmental agency;

(v)          costs of fidelity bond, trustees and officers/errors and omissions liability insurance and other insurance premiums;

(w)         direct costs and expenses of administration, including those relating to printing, mailing, long distance telephone, copying, secretarial and other and staff, independent auditors and outside legal costs;

(x)          fees and expenses associated with independent audits, outside legal costs, and tax returns, including compliance with the Sarbanes-Oxley Act of 2002, the 1940 Act and applicable federal and state securities laws;

(y)          internal legal expenses (including those expenses associated with preparing the Company's public filings, attending and preparing for board meetings, as applicable, and generally serving as counsel to the Company)

(z)          costs associated with the Company's reporting and compliance obligations under the 1940 Act and applicable federal and state securities laws, including the cost of third-party service providers and any compliance program audit programs;

(aa)        brokerage commissions for the Company's investments;

(bb)        computer software specific to the business of the Company;

(cc)        any unreimbursed expenses incurred in connection with transactions not consummated;

(dd)        the costs of responding to regulatory requests;

(ee)         routine non-compensation overhead expenses of the Co-Advisor and or any affiliate thereof in connection with administering the Company's business;

(ff)        all other expenses incurred by the Company or the Co-Advisor, or by any affiliate thereof that the Co-Advisor has arranged to provide services to the Company, in connection with the administration of the Company's business, including expenses incurred by the Co-Advisor or any affiliate thereof in performing the Co-Advisor's obligations under this Agreement and the reimbursement of the allocable portion of the compensation of the Company's chief financial officer, chief compliance officer and administrative support staff attributable to the Company, to the extent that they are not a person with a controlling interest in the Co-Advisor or any of its affiliates, subject to the limitations included in this Agreement, as applicable; and

(gg)        any expenses incurred outside of the ordinary course of business, including, without limitation, costs incurred in connection with any claim, litigation, arbitration, mediation, government investigation or similar proceeding and indemnification expenses as provided for in the NorthStar Real Estate Capital Income Fund's and the Company's respective organizational documents.

10.          No Fee; Reimbursement of Expenses; Limitations on Reimbursement of Expenses.

(a)          Fees and Expenses.  In full consideration for the provisions of administrative services provided by the Co-Advisor and its affiliates under this Agreement, the parties acknowledge that there shall be no separate fee paid in connection with the administrative services provided by the Co-Advisor or its affiliates, notwithstanding that the Company shall reimburse the Co-Advisor, at the end of each fiscal quarter, for all expenses of the Company incurred by the Co-Advisor, or by any affiliate thereof that the Co-Advisor has arranged to provide administrative services to the Company, as well as the actual cost of goods and services used for the Company and obtained by the Co-Advisor or any affiliate thereof.  The Co-Advisor may be reimbursed for the administrative services necessary for the prudent operation of the Company performed by the Co-Advisor, or by any affiliate thereof that the Co-Advisor arranged to provide administrative services under this Agreement, on behalf of the Company; provided, however, the reimbursement shall be an amount equal to the lower of the Co-Advisor's or the affiliate's actual cost or the amount the Company would be required to pay third parties for the provision of comparable administrative services in the same geographic location; and, provided, further, that such costs are reasonably allocated to the Company on the basis of assets, revenues, allocations or other reasonable methods.  The Company may also agree to reimburse the Co-Advisor under this Agreement, whereby the Co-Advisor, or an affiliate of the Co-Advisor, shall provide certain administrative services for the Company, for the salaries, rent and travel expenses of executive officers of the Co-Advisor also serving in the capacity of chief financial officer or chief compliance officer of the Company provided such reimbursement is approved annually by a majority of the Independent Trustees (as defined below).  The Co-Advisor shall prepare a statement documenting the expenses of the Company and the calculation of the reimbursement and shall deliver such statement to the Company prior to full reimbursement.

OTHER PROVISIONS

11.          Independent Contractor Status.  The Co-Advisor, and any others with whom the Co-Advisor contracts or arranges to provide the services set forth herein, shall, for all purposes herein provided, be deemed to be an independent contractor and, except as expressly provided or authorized herein, shall have no authority to act for or represent the Company or the Advisor in any way or otherwise be deemed an agent of the Company or the Advisor.

12.          Duties of the Advisor. The Advisor shall continue to have responsibility for all services to be provided to the Company pursuant to the Advisory Agreement and shall oversee and review the Co-Advisor’s performance of its duties under this Agreement

13.          Other Activities of the Co-Advisor. Subject to all applicable law, the services of the Co-Advisor to the Company are not exclusive, and the Co-Advisor may engage in any other business or render similar or different services to others including, without limitation, the direct or indirect sponsorship or management of other investment-based accounts or commingled pools of capital, however structured, having investment objectives similar to or different from those of the Company, and nothing in this Agreement shall limit or restrict the right of any manager, partner, member (including its members and the owners of its members), officer or employee of the Co-Advisor to engage in any other business or to devote his or her time and attention in part to any other business, whether of a similar or dissimilar nature, or to receive any fees or compensation in connection therewith.  The Co-Advisor assumes no responsibility under this Agreement other than to render the services called for hereunder.  It is understood that trustees, officers, employees and shareholders of the Company are or may become interested in the Co-Advisor and its affiliates, as trustees, officers, employees, partners, shareholders, members, managers or otherwise, and that the Co-Advisor and trustees, officers, employees, partners, shareholders, members and managers of the Co-Advisor and its affiliates are or may become similarly interested in the Company as shareholders or otherwise.

14.          Responsibility of Dual Trustees, Officers and/or Employees.  If any person who is a manager, partner, member, trustee, officer or employee of the Co-Advisor is or becomes a trustee, officer and/or employee of the Company and acts as such in any business of the Company, then such manager, partner, member, officer and/or employee of the Co-Advisor shall be deemed to be acting in such capacity solely for the Company, and not as a manager, partner, member, officer or employee of the Co-Advisor or under the control or direction of the Co-Advisor, even if paid by the Co-Advisor.

15.          Indemnification; Limitation of Liability.

(a)          Indemnification.  Except as set forth this Section 15, none of the Co-Advisor, any of its affiliates or any of the respective partners, officers, trustees and employees of the Co-Advisor or any such affiliate (“Affiliates”) or any person who within the meaning of the Securities Act of 1933, as amended (the “1933 Act”), controls, is controlled by or is under common control with the Co-Advisor (“Control Persons”) shall be subject to any liability to the Advisor, the Company, their respective Affiliates or to any shareholder of the Company for any error of judgment or mistake of law, exercise of fiduciary duty (without regard to whom such duty is owed) or any other act or omission in the course of, or connected with, rendering services hereunder, for any losses that may be sustained in the purchase, holding or sale of any security by the Company, or as a result of any activities of any other person appointed by the Advisor or retained by the Company to provide services to the Company, and shall not be subject to any liability to the Advisor, the Company or any of the Company’s shareholders, in connection with the matters to which this Agreement relates, provided that nothing herein shall be construed to protect the Co-Advisor against (1) its, its Affiliates or any of its Control Persons' willful misfeasance, bad faith, gross negligence, or reckless disregard of its obligations or duties hereunder or (2) any untrue statement of a material fact (or an omission of such statement) contained in any prospectus of the Company (“Prospectus”), Offering Statement, proxy materials, reports, advertisements, sales literature or other materials pertaining to the Company or the Co-Advisor to the extent that such statement was (x) made in reliance on information furnished to the Company and the Advisor in writing by the Co-Advisor, its Affiliates or Control Persons and (y) the Co-Advisor, its Affiliates or Control Persons consented to its disclosure.  Additionally, each of the Co-Advisor, its Affiliates and each Control Person of the Co-Advisor may consult with legal counsel, accountants and other experts selected by it and shall have no liability to the Advisor or the Company or to any shareholder of the Company for acting or refraining from acting on behalf of the Advisor or the Company in good faith in reliance upon and in accordance with the advice of such counsel, accountants or other experts.

(b)          The Company agrees to indemnify and hold harmless the Co-Advisor, its Affiliates and each Control Person of the Co-Advisor (each a “Co-Advisor Indemnified Party”) against all losses, damages, costs and expenses, together with all legal (including reasonable attorney’s fees) and other expenses (collectively, “Losses”) reasonably incurred by a Co-Advisor Indemnified Party with respect to (i) any matter with respect to the operations of the Company, the services of the Advisor or any Affiliate of the Advisor under the Advisory Agreement or the services of the Advisor or the Co-Advisor under this Agreement and the services of any other person appointed by the Advisor or retained by the Company to provide services to the Company, other than liabilities occurring as a result of the Co-Advisor’s willful misfeasance, bad faith, gross negligence or reckless disregard of its duties hereunder, or (ii) any untrue statement of a material fact (or an omission of such statement) contained in any Prospectus, Offering Statement, proxy materials, reports, advertisements, sales literature or other materials pertaining to the Company, unless such statement was made in reliance on and in conformity with written information furnished to the Company and the Advisor by the Co-Advisor for use therein.  In addition, the Advisor agrees to indemnify and hold harmless each Co-Advisor Indemnified Party against all Losses reasonably incurred by a Co-Advisor Indemnified Party arising from (i) the Advisor’s willful misfeasance, bad faith, gross negligence, or reckless disregard of its obligations under the Advisory Agreement or; or (ii) any untrue statement of a material fact (or an omission of such statement) contained in any Prospectus, Offering Statement, proxy materials, reports, advertisements, sales literature or other materials pertaining to the Company or the Advisor to the extent that such statement was made in reliance on and in conformity with written information furnished to the Company by the Advisor for use therein.

Notwithstanding the foregoing, in no case shall the Company's indemnity hereunder be inconsistent with the laws of the State of Delaware or the Company's Declaration of Trust.  Notwithstanding anything set forth in this Section 15 to the contrary, nothing contained herein shall protect or be deemed to protect the Co-Advisor Indemnified Parties against or entitle or be deemed to entitle the Co-Advisor Indemnified Parties to indemnification in respect of any liability to the Company or its shareholders to which the Co-Advisor Indemnified Parties would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of the Co-Advisor's duties or by reason of the reckless disregard of the Co-Advisor's duties and obligations under this Agreement (to the extent applicable, as the same shall be determined in accordance with the 1940 Act and any interpretations or guidance by the SEC or its staff thereunder).

16.          Effectiveness, Duration and Termination of Agreement.

(a)          Term and Effectiveness.  This Agreement shall become effective as of the date that the registration statement of any investment company registered under the 1940 Act that has a principal investment strategy of investing substantially all of its assets in the Company is declared effective by the SEC. Subject to Section 16(b) below, this Agreement shall remain in effect for two years, and thereafter shall continue automatically for successive one-year periods, provided that such continuance is specifically approved at least annually by (i) the vote of the Board of Trustees, including the vote of a majority of the Company’s trustees who are not “interested persons” (as such term is defined in Section 2(a)(19) of the 1940 Act) of any party to this Agreement (the “Independent Trustees”), in accordance with the requirements of the 1940 Act, or (ii) by the vote of the holders of a majority of the outstanding voting securities of the Company entitled to vote and the vote of a majority of the Company’s Independent Trustees.

(b)          Termination.  This Agreement may be terminated at any time, without the payment of any penalty: (i) by the Co-Advisor or the Advisor upon 60 days’ prior written notice; (ii) by the Company upon 60 days’ prior written notice and (A) the vote of a majority of the Company’s outstanding voting securities, or (B) the vote of a majority of Independent Trustees; or (iii) as otherwise required by applicable law. This Agreement will automatically terminate in the event of (1) its “assignment” (as such term is defined for purposes of Section 15(a)(4) of the 1940 Act), or (2) the termination of the Advisory Agreement; provided, however, that the Co-Advisor may assign its rights and obligations hereunder to an affiliate thereof upon the prior written consent of the Company and the Advisor, such consent not to be unreasonably withheld, conditioned or delayed, provided such assignment does not constitute an “assignment” in accordance with Rule 2a-6 under the 1940 Act.  The provisions of Section 15 of this Agreement shall remain in full force and effect, and the Co-Advisor shall remain entitled to the benefits thereof, notwithstanding any termination of this Agreement.

(c)          Payments to and Duties of Advisor Upon Termination.

(i)          After the termination of this Agreement, the Advisor shall not be entitled to compensation for further services provided hereunder except that it shall be entitled to receive from the Company within 30 days after the effective date of such termination all unpaid reimbursements and all earned but unpaid fees payable to the Advisor prior to termination of this Agreement, including any deferred fees.

(ii)         The Co-Advisor shall promptly upon termination:

(A)         deliver to the Board of Trustees a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Board of Trustees;

(B)         deliver to the Board of Trustees all assets and documents of the Company then in custody of the Co-Advisor; and

(C)         cooperate with the Company and the Advisor to provide an orderly transition of services.

17.          Notices.  Any notice, report or other communication required or permitted to be given hereunder shall be in writing unless some other method of giving such notice, report or other communication is required by the Declaration of Trust, the Bylaws or is accepted by the party to whom it is given, and shall be given by being delivered by hand or by overnight mail or other overnight delivery service to the addresses set forth herein.

To the Board of Trustees or the Company:

NorthStar Real Estate Capital Income Master Fund

399 Park Avenue

18th Floor

New York, New York 10022

To the Advisor:

NSAM B-RECF Ltd. c/o NorthStar Asset Management Group, Ltd

11 Waterloo Lane

Pembroke HM 08

Bermuda

To the Co-Advisor:

NSAM US-RECF LLC

399 Park Avenue, 18th Floor

New York, New York 10022

Any party may at any time give notice in writing to the other parties of a change in its address for the purposes of this Section 17.

18.          Amendments.  This Agreement may be amended by mutual written consent of the parties, provided that the terms of any material amendment shall be approved, if such approval is required by applicable law, by: (a) the Board of Trustees or by a vote of a majority of the outstanding voting securities of the Company (as required by the 1940 Act), and (b) the vote of a majority of the Independent Trustees cast in person at a meeting called for the purpose of voting on such approval.

19.          Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original copy and all of which together shall constitute one and the same instrument binding on all parties hereto, notwithstanding that all parties shall not have signed the same counterpart.

20.          Entire Agreement; Governing Law.  This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof.  Notwithstanding the place where this Agreement may be executed by any of the parties hereto, this Agreement shall be construed in accordance with the laws of the State of New York.  For so long as the Company is regulated as a registered investment company under the 1940 Act and the Advisor and the Co-Advisor are regulated as investment advisers under the Advisers Act, this Agreement shall also be construed in accordance with the applicable provisions of the 1940 Act and the Advisers Act, respectively, and any other then-current regulatory interpretations thereunder.  To the extent the applicable laws of the State of New York, or any of the provisions herein, conflict with the provisions of the 1940 Act, the latter shall control.

21.          Insurance.  The Company shall acquire and maintain a trustees and officers liability insurance policy or similar insurance policy, which may name the Advisor and the Co-Advisor each as an additional insured party (each an "Additional Insured Party" and collectively the "Additional Insured Parties").  Such insurance policy shall include reasonable coverage from a reputable insurer.  The Company shall make all premium payments required to maintain such policy in full force and effect; provided, however, each Additional Insured Party, if any, shall pay to the Company, in advance of the due date of such premium, its allocated share of the premium.  Irrespective of whether the Advisor and the Co-Advisor is a named Additional Insured Party on such policy, the Company shall provide the Advisor and the Co-Advisor with written notice upon receipt of any notice of: (a) any default under such policy; (b) any pending or threatened termination, cancellation or non-renewal of such policy or (c) any coverage limitation or reduction with respect to such policy.  The foregoing provisions of this Section 21 notwithstanding, the Company shall not be required to acquire or maintain any insurance policy to the extent that the same is not available upon commercially reasonable pricing terms or at all, as determined in good faith by the required majority (as defined in Section 57(o) of the 1940 Act) of the Board of Trustees.

[Remainder of page intentionally left blank; Signature page to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date above written.

NORTHSTAR REAL ESTATE CAPITAL INCOME MASTER FUND, a Delaware statutory trust

By:
Name:
Title:

NSAM B-RECF LTD., a Bermuda exempted limited company

By:
Name:
Title:

NSAM US-RECF LLC, a Delaware limited liability company

By:
Name:
Title:

[Signature Page to Master Fund

Co-Advisory Agreement]

EXHIBIT A

Investment Advisory Agreement

[See Attached]

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